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                                                                     Exhibit 5.1


                                March 26, 2002


Checkers Drive-In Restaurants, Inc.
1400 West Cypress Street, Suite 600
Tampa, Florida 33607

         Re:   Registration Statement on Form S-8

Gentlemen:

         As Corporate Counsel to Checkers Drive-In Restaurants, Inc., a Delaware corporation (the "Company"), and having acted in such capacity in the preparation and filing of the Company's Registration Statement (the "Registration Statement") on Form S-8 filed today by the Company with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933 an aggregate of 1,517,350 shares (the "Shares") of the authorized common stock, par value $.001 per share, of the Company being offered to certain employees of the Company pursuant to the Checkers Drive-In Restaurants, Inc. Stock Option Plan (the "Plan") and in accord with our contract of employment with Daniel J. Dorsch.

         Based upon the foregoing, and having regard for legal considerations that I deem relevant, it is my opinion that the Shares will be, when and if issued in accordance with the exercise of options granted under the Plan, duly authorized, validly issued, and fully paid and non-assessable.

         To the extent that laws other than the laws of the State of Florida, the corporate law of the State of Delaware and Federal laws are applicable to any of the transactions, agreements or instruments referred to herein, I express no opinion on such laws.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and using my name in the Registration Statement in Item 5.

                                Very truly yours,

                                /s/ Brian R. Doster
                                Brian R. Doster,
                                Vice President, Corporate Counsel and Secretary